Exhibit k(4)(a)
[CAPCO Letterhead]

December 17, 2007

Board of Trustees
Capstone Church Bond Fund
5847 San Felipe
Suite 4100
Houston, TX 77057

Re: Sales Charge Waiver and Service Fee Waiver

Dear Sirs:

Capstone Asset Planning Company ("CAPCO"), the distributor for Capstone Church Bond Fund ("Fund"), by agreement dated October 3, 2005, agreed to waive the front-end sales charge applicable to sales of Fund shares through January 28, 2008. By this letter agreement, CAPCO agrees to extend its waiver of the front-end sales charge applicable to sales of Fund shares through January 28, 2009.

By agreement dated October 3, 2005 CAPCO agreed to waive the fee payable to it under the Fund's Service Plan at least through May 31, 2008. By this letter agreement, CAPCO agrees to extend its waiver of fees under the Service Plan through January 28, 2009.

By signature below, the Fund agrees to make appropriate disclosure of these waivers in its prospectus and other relevant documents.

Sincerely yours,

CAPSTONE ASSET PLANNING COMPANY

By:	/s/ Edward L. Jaroski
Edward L. Jaroski
President

Acknowledged and agreed to by:

CAPSTONE CHURCH BOND FUND

By:	/s/ Edward L. Jaroski	Date: December 17, 2007
Edward L. Jaroski,
President